Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Cynthia Mahoney White

Manager,	Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

Mobile: (518) 527-1172

cynthia_mahoneywhite@plugpower.com

PLUG POWER APPOINTS TWO NEW MEMBERS TO BOARD OF DIRECTORS

LATHAM, N.Y. – November 14, 2005 – Plug Power Inc. (NASDAQ: PLUG), a leading provider of clean, reliable on-site energy, announced today its appointment of Peter Woicke and Robert Buckler to the Company’s board of directors. Peter Woicke, who most recently served as Managing Director of the World Bank, joins the board of directors as a new member. Robert Buckler, President and Chief Operating Officer of Detroit Edison, is replacing Anthony Earley Jr., Chairman and Chief Executive Officer of DTE Energy, who has stepped down from the board.

“We have made two excellent additions to our board of directors, including a replacement for one board member, Tony Earley, who has made an outstanding contribution to Plug Power over the past eight years,” said Dr. Roger Saillant, President and Chief Executive Officer of Plug Power. “Robert Buckler brings deep knowledge of power generation and electric distribution, as well as the economic, social and educational issues influencing the energy industry. Peter Woicke combines expertise in finance with a wealth of experience in the management and stewardship of renewable technology enterprises. Their leadership will be of great value to Plug Power.”

Robert Buckler

Robert Buckler is the President and Chief Operating Officer of Detroit Edison, the largest business unit of DTE Energy Company. Prior to his current position, he spent seven years as president and chief operating officer of DTE Energy Distribution.

Mr. Buckler is a member of the University of Michigan Department of Mechanical Engineering and Applied Mechanics external advisory board. He serves as chairman of the Rackham Foundation and of the Michigan Economic Development Foundation. Mr. Buckler is also a director of the Detroit Economic Growth Corporation, Next Energy Corporation and Downtown Detroit Partnership.

Mr. Buckler, a former state fundraising Chairman for Habitat for Humanity and a past President of the Engineering Society of Detroit, earned a bachelor’s degree and a master’s degree in mechanical engineering from the University of Michigan.

Peter Woicke

Peter Woicke was Managing Director of the World Bank and Executive Vice President of International Finance Corporation. Prior to that appointment, he served three years as Managing Director and Chief Executive of JP Morgan Asia Pacific.

Mr. Woicke’s career at JP Morgan included being a member of the Executive Management Committee, establishing its operations in Brazil and heading its international Oil and Gas business in London.

Mr. Woicke graduated from the University of Saarbruecken, Germany, with a master’s of business administration degree.

About Plug Power

Plug Power Inc. is an established leader in the deployment of clean, reliable, on-site energy products. More than 550 Plug Power fuel cell systems have been delivered to customers worldwide in commercial, public sector, telecommunications, utility and uninterruptible power supply markets. For more information about how you can join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Plug Power’s future results of operations, Plug Power’s product development expectations or of Plug Power’s financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Plug Power’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s reliance on its relationship with certain affiliates of General Electric (GEFCS); Plug Power’s ability to perform on its multi-generation product plan in a manner satisfactory to GEFCS; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; the ability to raise and provide the necessary capital to develop, manufacture and market Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products; fluctuations in the trading price and volume of Plug Power’s common stock and other risks and uncertainties discussed under the heading “Factors Affecting Future Results” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2004, dated March 15, 2005, and filed with the Securities Exchange Commission on March 15, 2005, and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.